Exhibit 99.1

Scripps promotes finance leaders Perschke and Riegelsberger

Nov. 16, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) has promoted two of its finance leaders, effective immediately.

Dan Perschke, 41, assistant controller, has been appointed vice president, controller. In this role, Perschke will be responsible for the company’s accounting systems, internal accounting controls, financial reporting and related accounting management. He joined Scripps in 2008 as a senior analyst of financial reporting. In 2015, he became the finance business partner for the Local Media division, and he became vice president, assistant controller in 2018. He began his career as an auditor with PwC.

Perschke earned a bachelor’s degree in accountancy and finance and a master’s degree in accountancy from Miami University. He is a certified public accountant and holds a certification as a Chartered Global Management Accountant and is a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

Rebecca Riegelsberger, 41, vice president of tax and treasury, has been appointed treasurer, vice president, tax, with responsibility for managing the company’s cash flow and debt, minimizing financial risk and overseeing all aspects of the tax function. She also will have oversight for financial investments, liquidity and capital growth and allocation. Riegelsberger has been with Scripps since 2015, serving as vice president of tax before her role was expanded in 2017 to also include treasury operations. From 2009 to 2015, she served as tax manager, then tax director for Scripps Networks Interactive. Riegelsberger began her career as a tax analyst at Duke Energy. Riegelsberger earned a bachelor’s degree in accountancy and a master’s in business administration from the University of Cincinnati. She is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

Perschke and Riegelsberger will report to Lisa Knutson, executive vice president and chief financial officer, and to the new CFO when Knutson takes the role of leader of the new national networks business at the close of Scripps’ ION Media acquisition.

These promotions come after Scripps also appointed Doug Lyons, 63, senior vice president, controller and treasurer, to a new role as senior vice president, financial strategy and special projects. Lyons will report to Adam Symson, Scripps’ president and chief executive officer, and help the company navigate strategic opportunities tied to enterprise-level value creation.

During his more than 35 years at Scripps, Lyons has played a key role in every major transaction for the company. He joined Scripps in 1985 as assistant controller and later served as director of financial reporting and vice president of finance and administration. Lyons became vice president and controller in 2008, vice president, controller and treasurer in 2015, and senior vice president in 2017. Prior to joining Scripps, he was an audit manager for Deloitte.

Lyons earned a bachelor’s degree in accounting from University of Dayton. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

The promotions are a testament to the company’s focus on leadership development, said Adam Symson, president and CEO.

“Both Becky and Dan will bring invaluable expertise to their new senior leadership roles as they assume increased responsibilities for the company’s financial stewardship,” said Symson. “I am confident each will play critical roles as we continue on the path to become a larger and stronger Scripps.

“Doug has been a steady and trusted hand at the senior most level of this company for decades. His financial expertise, leadership and deep media experience have helped shape the Scripps story, and I look forward to working with him as we navigate the opportunity ahead.”

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is one of the nation’s leading media companies, focused on creating a better-informed world through a portfolio of news, information and entertainment brands. Scripps will become the nation’s largest television broadcaster, reaching 73% of U.S. television households through 108 stations in 76 markets, pending regulatory approval of its acquisition of ION Media. Committed to serving local audiences through objective journalism, Scripps operates 60 local TV stations in 42 markets. It is creating a national TV networks business that will include ION Media’s entertainment programming, Newsy’s straightforward headline and documentary news content and the five popular Katz broadcast networks including Bounce and Court TV. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact: Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact: Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com